As filed with the Securities and Exchange Commission on March 2, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Provident Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0091851
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 Rella Boulevard

Montebello, New York 10901

(Address of Principal Executive Offices)

George Strayton

400 Rella Boulevard

Montebello, New York 10901

(Name and Address of Agent for Service)

Provident Bank 401(k) Plan

(Full Title of the Plan)

Copies to:

George Strayton President and Chief Executive Officer Provident Bancorp, Inc. 400 Rella Boulevard Montebello, New York 10901 (845) 369-8040	Ned Quint, Esquire Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Ave., N.W., Suite 400 Washington, D.C. 20015 (202) 274-2000

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. :

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
401(k) Participation Interests	(1)	—	—	(2)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered and sold pursuant to the Provident Bank 401(k) Plan.

(2)	Pursuant to Rule 457(h)(3) no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. § 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

This Registration Statement relates to the registration of an indeterminate number of participation interests in the Provident Bank 401(k) Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement have been or will be sent or given to participants in the Plan, as specified by Securities Act Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

PART II.

Item 3.	Incorporation of Documents by Reference

The following documents previously or concurrently filed by Provident Bancorp, Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 (Commission File No. 000-25233), filed with the Commission on December 14, 2004 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A (Commission File No. 000-25233) filed by the Company with the Commission under the Securities Act on January 13, 2004, and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Annual Report to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Annual Report.

The Company shall furnish without charge to each person to whom the Annual Report is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Maureen Solero, Director of Human Resources, Provident Bancorp, Inc., 400 Rella Boulevard, Montebello, New York 10901, telephone number (845) 369-8040.

All information appearing in this Registration Statement and the Annual Report is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Articles TENTH and ELEVENTH of the Certificate of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

In addition, the Company has entered into Employment Agreements with Stephen G. Dormer, John F. Fitzpatrick, Paul A. Maisch, Daniel G. Rothstein, Robert J. Sansky and George Strayton, pursuant to which the Company has undertaken contractually to provide indemnification in the manner described above.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto
4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5

10	Provident Bank 401(k) Plan	Exhibit 10

23.1	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5

23.2	Consent of KPMG LLP	Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

99	Prospectus Supplement.	**

*	Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-108795), originally filed by the Company under the Securities Act of 1933 with the Commission on September 15, 2003, and all amendments or reports filed for the purpose of updating such description.

**	Incorporated by reference to Exhibit 99.7 to the Registration Statement on Form S-1 (Commission File No. 333-108795), originally filed by the Company under the Securities Act of 1933 with the Commission on September 15, 2003, and all amendments or reports filed for the purpose of updating such description.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on this 2nd day of March, 2005.

PROVIDENT BANCORP, INC.

Date: March 2, 2005	By:	/s/ George Strayton
George Strayton, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Provident Bancorp, Inc. (the “Company”) hereby severally constitute and appoint George Strayton, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said George Strayton may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of participation interests in the Provident Bank 401(k) Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said George Strayton shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ George Strayton George Strayton	President, Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2005

/s/ Paul A. Maisch Paul A. Maisch	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 2, 2005

/s/ William F. Helmer William F. Helmer	Chairman of the Board	March 2, 2005

/s/ Dennis L. Coyle Dennis L. Coyle	Vice Chairman	March 2, 2005

/s/ Judith Hershaft Judith Hershaft	Director	March 2, 2005

/s/ Thomas F. Jauntig, Jr. Thomas F. Jauntig, Jr.	Director	March 2, 2005

/s/ Thomas G. Kahn Thomas G. Kahn	Director	March 2, 2005

/s/ R. Michael Kennedy R. Michael Kennedy	Director	March 2, 2005

/s/ Victoria Kossover Victoria Kossover	Director	March 2, 2005

/s/ Donald T. McNelis Donald T. McNelis	Director	March 2, 2005

/s/ Richard A. Nozell Richard A. Nozell	Director	March 2, 2005

/s/ Carl J. Rosenstock Carl J. Rosenstock	Director	March 2, 2005

/s/ William R. Sichol, Jr. William R. Sichol, Jr.	Director	March 2, 2005

/s/ Burt Steinberg Burt Steinberg	Director	March 2, 2005

/s/ F. Gary Zeh F. Gary Zeh	Director	March 2, 2005

THE PLAN. Pursuant to requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on March 2, 2005.

PROVIDENT BANK 401(k) PLAN

By:	/s/ George Strayton
	Name:	George Strayton
	Title:	Trustee
(Duly authorized representative)

EXHIBIT INDEX

Exhibit Number	Description

4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-108795), originally filed by the Company under the Securities Act of 1933 with the Commission on September 15, 2003, and all amendments or reports filed for the purpose of updating such description).

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation

10	Provident Bank 401(k) Plan

23.1	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation (contained in the opinion included as Exhibit 5).

23.2	Consent of KPMG LLP

24	Power of Attorney (contained in the signature page to this Registration Statement).

99	Prospectus Supplement (incorporated by reference to Exhibit 99.7 to the Registration Statement on Form S-1 (Commission File No. 333-108795), originally filed by the Company under the Securities Act of 1933 with the Commission on September 15, 2003, and all amendments or reports filed for the purpose of updating such description).